(d)(1)(iii)

October 1, 2012

Todd Modic
Senior Vice President
ING Investments, LLC
7337 E. Doubletree Ranch Road
Suite 100
Scottsdale, AZ  85258

Pursuant to the Amended Investment Management Agreement dated April 1, 2004 between ING Series Fund, Inc. and ING Investments, LLC, as amended (the “Agreement”), we hereby notify you of our intention to modify the annual investment management fee for ING Corporate Leaders 100 Fund (the “Fund”), a series of ING Series Fund, Inc., effective on October 1, 2012.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended and Restated Schedule A of the Agreement.  The Amended and Restated Schedule A, which indicates the additional breakpoints to the annual investment management fee for the Fund, is attached hereto.

Please signify your acceptance to the additional breakpoints to the annual investment management fee for the aforementioned Fund by signing below where indicated.

Very sincerely, /s/ Kimberly A. Anderson Kimberly A. Anderson Senior Vice President ING Series Fund, Inc.

ACCEPTED AND AGREED TO:
ING Investments, LLC

By: /s/ Todd Modic
       Todd Modic
       Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Series Fund, Inc.

AMENDED AND RESTATED SCHEDULE A

with respect to the

AMENDED INVESTMENT MANAGEMENT AGREEMENT

between

ING SERIES FUND, INC.

and

ING INVESTMENTS, LLC

Series	Effective Date	Annual Investment Management Fee (as a percentage of daily net assets)
ING Alternative Beta Fund	October 22, 2008	0.750% on all assets
ING Capital Allocation Fund		Direct Investments 0.800% on first $500 million 0.775% on next $500 million 0.750% on next $500 million 0.725% on next $500 million 0.700% over $2 billion Underlying Funds 0.08%
ING Core Equity Research Fund		0.700% on first $250 million 0.650% on next $250 million 0.625% on next $250million 0.600% on next $1.25 billion 0.550% over $2 billion
ING Corporate Leaders 100 Fund	June 11, 2008	0.40% on first $500 million 0.35% on next $500 million 0.30% over $1 billion
ING Global Target Payment Fund	June 18, 2008	0.08% on all assets

Series	Effective Date	Annual Investment Management Fee (as a percentage of daily net assets)
ING Index Plus LargeCap Fund		0.450% on first $500 million 0.425% on next $250 million 0.400% on next $1.25 billion 0.375% over $2 billion
ING Index Plus MidCap Fund		0.450% on first $500 million 0.425% on next $250 million 0.400% on next $1.25 billion 0.375% over $2 billion
ING Index Plus SmallCap Fund		0.450% on first $500 million 0.425% on next $250 million 0.400% on next $1.25 billion 0.375% over $2 billion
ING Large Cap Growth Fund	February 29, 2012	0.70%
ING Money Market Fund		0.400% on first $500 million 0.350% on next $500 million 0.340% on next $1 billion 0.330% on next $1 billion 0.300% over $3 billion
ING Small Company Fund		0.850% on first $250 million 0.800% on next $250 million 0.775% on next $250 million 0.750% on next $1.25 billion 0.725% over $2 billion